Exhibit 15.1

April 18, 2000


Freeport-McMoRan Copper & Gold Inc.
1615 Poydras St.
New Orleans, LA 70112

Gentlemen,

We are aware that Freeport-McMoRan Copper & Gold Inc. has incorporated by reference in its Registration Statements (File Nos. 33-63271, 33-63269, 33-63267, 333-85803 and 333-31584) its Form 10-Q for the quarter ended March 31, 2000, which includes our report dated April 18, 2000 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the Act), this report is not considered a part of the registration statements prepared or certified by out firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


Very truly yours,

/s/ Arthur Andersen LLP